Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On February 1, 2019, Control4 Corporation (“Control4” or the “Company”), completed its acquisition of NEEO, AG, a company organized and headquartered in Switzerland (“NEEO”), for $11.0 million in cash, pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated January 11, 2019, by and among Control4, NEEO and all of the shareholders of NEEO.

The unaudited pro forma condensed combined balance sheet for the year ended December 31, 2018 is based on the historical financial statements of the Company and NEEO after giving effect to the Company’s acquisition of NEEO and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018, combines the Company’s historical results with NEEO’s historical results for the calendar year ended December 31, 2018 after giving effect to the Company’s acquisition of NEEO and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet is presented as if the acquisition of NEEO had occurred on December 31, 2018. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 is presented as if the acquisition of NEEO had occurred on January 1, 2018.

The preliminary allocation of the consideration transferred used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary allocation of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition.

The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential cost savings or other synergies that could result from the acquisition. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results that would have been achieved if the acquisition had been consummated on the dates indicated. The pro forma adjustments are based upon information and assumptions available at the time of filing this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and other financial information pertaining to the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2018 and the Cautionary Note Regarding Forward-Looking Statements provided therein, and NEEO’s historical financial statements and notes thereto as of and for the year ended December 31, 2018, included as Exhibit 99.1 in this Current Report on Form 8–K/A.

CONTROL4 CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2018

(in thousands)

	Historical		Pro forma	Adjustment	Pro forma
	Control4	NEEO AG	Adjustments	Reference	Combined
Assets
Current assets:
Cash and cash equivalents	$40,395	$243	$(11,000)	(A)	$29,638
Restricted cash	259	—	—		259
Short-term investments	52,794	—	—		52,794
Accounts receivable, net	33,016	26	—		33,042
Inventories	42,684	851	—		43,535
Prepaid expenses and other current assets	6,100	558	(1,654)	(B)	5,004
Total current assets	175,248	1,678	(12,654)		164,272
Property and equipment, net	9,663	58	—		9,721
Intangible assets, net	20,651	—	6,384	(C)	27,035
Goodwill	21,530	—	12,812	(D)	34,342
Other assets	25,456	—	—		25,456
Total assets	$252,548	$1,736	$6,542		$260,826
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,213	$906	$—		$27,119
Accrued liabilities	9,142	1,290	398	(E)	10,830
Deferred revenue	5,507	—	—		5,507
Current portion of notes payable	—	3,690	—		3,690
Total current liabilities	40,862	5,886	398		47,146
Notes payable	—	1,826	(1,654)	(B)	172
Other long-term liabilities	5,339	494	1,726	(F)	7,559
Total liabilities	46,201	8,206	470		54,877
Commitments and contingencies	—	—	—		—
Stockholders’ equity:
Common stock	3	502	(502)	(G)	3
Treasury stock	—	—	—		—
Additional paid-in capital	235,529	6,319	(6,319)	(G)	235,529
Accumulated deficit	(28,385)	(12,871)	12,473	(G),(E)	(28,783)
Accumulated other comprehensive loss	(800)	(420)	420	(G)	(800)
Total stockholders’ equity (deficit)	206,347	(6,470)	6,072		205,949
Total liabilities and stockholders’ equity	$252,548	$1,736	$6,542		$260,826

See accompanying notes to unaudited pro forma condensed combined financial statements.

CONTROL4 CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2018

(in thousands, except per share data)

	Historical		Pro forma	Adjustment	Pro forma
	Control4	NEEO AG	Adjustments	Reference	Combined
Revenue	$272,458	$920	$—		$273,378
Cost of revenue	130,455	1,145	7	(K)	131,607
Gross margin	142,003	(225)	(7)		141,771
Operating expenses:
Research and development	43,605	427	3,446	(H),(I),(K)	47,478
Sales and marketing	50,834	—	607	(K)	51,441
General and administrative	26,399	3,320	(2,479)	(K),(L)	27,240
Litigation settlement	—	—	—		—
Total operating expenses	120,838	3,747	1,574		126,159
Income (loss) from operations	21,165	(3,972)	(1,581)		15,612
Other income (expense), net:
Interest, net	1,222	(380)	—		842
Other components of defined benefit plans, net	—	(28)	—		(28)
Other income (expense), net	(1,538)	(79)	1	(K)	(1,616)
Total other income (expense), net	(316)	(487)	1		(802)
Income (loss) before income taxes	20,849	(4,459)	(1,580)		14,810
Income tax expense (benefit)	(22,991)	4	(332)	(J)	(23,319)
Net income (loss)	$43,840	$(4,463)	$(1,248)		$38,129
Net income per common share:
Basic	$1.67				$1.45
Diluted	$1.60				$1.39
Weighted-average number of shares:
Basic	26,235				26,235
Diluted	27,484				27,484

See accompanying notes to unaudited pro forma condensed combined financial statements.

Control4 Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission.

The Company accounts for business combinations pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. In accordance with ASC 805, the Company recognizes separately from goodwill, the identifiable assets acquired, the liabilities assumed, and any noncontrolling interests in an acquiree, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of the fair value of consideration transferred over the fair value of identifiable assets acquired and liabilities assumed at the acquisition date.

The Company has made significant assumptions and estimates in determining the consideration transferred and the preliminary allocation of the consideration transferred in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. These changes could result in material variances between the Company’s future financial results and the amounts presented in these unaudited pro forma condensed combined financial statements, including variances in fair values recorded, as well as expenses and cash flows associated with these items.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the Company’s consolidated results of operations or financial position that would have been reported had the NEEO acquisition been completed as of the dates presented, and should not be taken as a representation of the Company’s future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the acquisitions, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and associated cost savings that the Company may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements should be read in conjunction with the Company’s historical consolidated financial statements and accompanying notes included in its Annual Report on Form 10-K for the year ended December 31, 2018 and NEEO’s historical financial statements and notes thereto as of and for the year ended December 31, 2018.

2. NEEO Acquisition

On February 1, 2019, Control4 Corporation (“Control4” or the “Company”), completed its acquisition of NEEO, AG, a company organized and headquartered in Switzerland (“NEEO”), pursuant to a Stock Purchase Agreement (the “Purchase Agreement”) dated January 11, 2019, by and among Control4, NEEO and all of the shareholders of NEEO.

The total purchase price for Control4’s acquisition of NEEO was $11,000,000 in cash.

Preliminary Allocation of Consideration Transferred

Total consideration transferred was allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on their preliminary fair values at the acquisition date as set forth below, with such preliminary fair values being subject to final review and analysis and consideration of the tax implications of the fair value allocations. The Company believes that the acquisition of NEEO was a talent and technology investment that will allow the Company to accelerate its leadership in delivering remotes, touch panels, keypads, and other smart home devices. Management estimated the fair values of tangible and intangible asset and liabilities in accordance with the applicable accounting guidance for business combinations. The preliminary amount of consideration transferred is subject to change during the measurement period (up to one year from the acquisition date) as the Company finalizes the valuation of certain tangible and intangible assets acquired and liabilities assumed in connection with the acquisition. The Company expects the allocation of the consideration transferred to be final within the measurement period (up to one year from the acquisition date).

The Company’s preliminary allocation of consideration transferred for NEEO is as follows (in thousands):

Estimated Fair Value
Cash	$442
Accounts receivable	17
Inventory	572
Other assets acquired	484
Property and equipment, net	61
Intangible assets	6,384
Goodwill	10,898
Total assets acquired	18,858
Deferred tax liability	1,726
Assumed liabilities	6,132
Total net assets acquired	$11,000

3. Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet and statement of operations give effect to the following pro forma adjustments:

(A)                                Adjustment to record the cash consideration transferred to the former NEEO stockholders.

(B)                                Adjustment to eliminate amounts due from NEEO to Control4.

(C)                                Adjustment to record the preliminary fair value of the following identifiable intangible assets:

Intangible Asset
Amount
Remote control technology	$5,755,000
Internally developed technologies	629,000
Total	$6,384,000

(D)                                Adjustment to record goodwill.

(E)                                 Adjustment to accrue for estimated transaction costs expected to be incurred in closing the transaction that have not been expensed in the historical statement of operations.

(F)                                  Adjustment to record the deferred tax liability resulting from Control4’s acquisition of NEEO.

(G)                                Adjustments to record the elimination of NEEO’s historical stockholders’ deficit.

(H)                               Adjustments to record the amortization expense related to the intangible assets acquired as if the acquisition had occurred on January 1, 2018. Estimated amortization expense by intangible asset category and the respective estimated useful life of each intangible asset category are shown below:

	Intangible Asset	Estimated	Estimated
	Amount	Useful Life	Amortization Expense
Remote control technology	$5,755,000	5 years	$1,151,000
Internally developed technologies	629,000	2-3 years	299,500
Total	$6,384,000		$1,450,500

(I)                                    Adjustment to record stock-based compensation expense of $480,000 associated with RSU grants issued to continuing employees of NEEO as part of the Purchase Agreement as if the acquisition had occurred on January 1, 2019.

(J)                                    Reflects the estimated tax benefit that would have been recognized as a result of the assumed reduction of taxable income.

(K)                                Adjustment to reclassify expenses to conform to Control4’s accounting policies.

(L)                                 Represents the elimination of nonrecurring transaction costs of $351,000 incurred during the year ended December 31, 2018, that are directly related to the acquisition of NEEO AG.